Exhibit 10.48

BLUE COAT SYSTEMS, INC.

PROFIT SHARING PLAN

(As Amended Effective May 1, 2008)

1.	PURPOSES OF THE PLAN

1.1	The Blue Coat Systems, Inc. Profit Sharing Plan (the “Plan”) is established to promote the interests of the Company and reward employees for the achievement of superior financial results.

2.	ADMINISTRATION OF THE PLAN

2.1	The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall approve the Plan and adopt rules and regulations to implement the Plan. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

3.	DETERMINATION OF PARTICIPANTS

3.1	An individual shall be eligible to participate in the Plan if he or she is an Employee on the first day of the last month of the fiscal quarter. Payments to eligible employees who joined the Company within the quarter will be pro-rated based on the number of days of employment, divided by the total days within the quarter.

3.2	For purposes of the Plan:

(i) An individual shall be considered an “Employee” as long as such individual remains employed by the Company or one or more of its Subsidiaries. Sales personnel on commission are excluded from the Plan.

4.	PROFIT SHARING AWARDS

4.1	The profit sharing plan is established as an incentive to achieve superior financial results. Profit sharing is applicable for fiscal quarters in which the Operating Profit (“OP”) exceeds 10%. OP is calculated as the Company’s gross profit minus operating expenses. For purposes of the profit sharing calculation, OP is calculated before expense, if any, under the Plan. The Plan pays 20% of an individual’s target rate for each 1% of OP in excess of 10%, such that 100% of an individual’s target is paid at OP of 15%. Payments under the Plan are not capped. Target rates by level are 30% for Tier One, 15% for Tier Two and 7.5% for Tier Three. Tier One shall consist of Section 16 executives and certain other senior officers or employees approved by Compensation Committee. Tier Two shall consist of Vice Presidents, Directors and Senior Managers. Tier Three shall consist of all other employees. Sales personnel on commission are excluded from the Plan. In appropriate circumstances, one or more additional tiers may be established (each a “Supplemental Tier”). The establishment of a Supplemental Tier and the employees assigned to the Supplemental Tier must be approved by the Compensation Committee.

4.2	The aggregate bonus pool established by the formula set forth in Section 4.1 above shall be allocated among the eligible Employees in accordance with this Section 4.2 and as approved the Compensation Committee in connection with a Supplemental Tier.

A.	Tier One profit sharing payout at target is 30% of quarterly base pay.

B.	Tier Two profit sharing payout at target is 15% of quarterly base pay.

C.	Tier Three profit sharing payout at target is 7.5% of quarterly base pay.

5.	PAYMENT OF BONUS AWARDS

5.1	Profit sharing plan distributions to Tier One participants are paid as follows: 40% of each fiscal quarter’s calculation is paid in the subsequent quarter, with the remaining 60% deferred and paid out over the next four (4) quarters at 15% per quarter pending an individual’s continued employment. Profit sharing plan distributions to Tier Two and Tier Three participants are paid in the subsequent quarter, pending an individual’s continued employment.

6.	GENERAL PROVISIONS

6.1	The Plan shall become effective when adopted by the Board of Directors. The Board of Directors or the Compensation Committee may at any time amend, suspend or terminate the Plan, provided it must do so in a written resolution and such action shall not adversely affect rights and interests of Plan participants to individual bonuses earned prior to such amendment, suspension or termination.

6.2	No amounts awarded or accrued under this Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for payment of their bonus awards.

6.3	No Plan participant shall have the right to alienate, pledge or encumber his/her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the Employee’s credits or to attachment, execution or other process of law.

6.4	No action of the Company in establishing the Plan, no action taken under the Plan by the Committee and no provision of the Plan itself shall be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, to the extent permitted by applicable law, each Employee will be employed “at will,” which means that either such Employee or the Company may terminate the employment relationship at any time for any reason, with or without cause. Only the President has the authority to enter into an agreement on any other terms, and he or she can only do so in a writing signed by him or her.

6.5	This is the full and complete agreement between the eligible Employees and the Company with respect to its subject matter.